


                                                                                                 ---------------------------------
                                                         UNITED STATES                           OMB APPROVAL
                                              SECURITIES AND EXCHANGE COMMISSION                 OMB Number: 3235-0145
                                                       WASHINGTON, D.C. 20549                    Expires:  October 31, 1997
                                                                                                 Estimated average burden
                                                                                                 hours per  response. . . . 14.90
                                                       SCHEDULE 13D                              --------------------------------

                                             UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                                        (AMENDMENT NO. 11)

                                                        ANDROS INCORPORATED
------------------------------------------------------------------------------------------------------------------------------------
                                                         (Name of Issuer)
                                              Common Stock, $0.01 Par Value Per Share
------------------------------------------------------------------------------------------------------------------------------------
                                                  (Title of Class of Securities)
                                                            0000345281
-----------------------------------------------------------------------------------------------------------------------------------

                                                          (CUSIP Number)
            Steven A. Cohen            520 Madison Avenue - 7th Floor, New York, New York 10022          (212) 826-6800
-----------------------------------------------------------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
                                                          March 19, 1996
                                      (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement[ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D


---------------------------------------------------------------------------------------------------------------------------------
  CUSIP No.        0000345281                                                          Page    2    of    6    Pages
---------------------------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     S.A.C. Capital Management, L.P.
---------------------------------------------------------------------------------------------------------------------------------


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [ ]

---------------------------------------------------------------------------------------------------------------------------------


     3      SEC USE ONLY

---------------------------------------------------------------------------------------------------------------------------------

     4      SOURCE OF FUNDS*
                     WC
---------------------------------------------------------------------------------------------------------------------------------

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]
---------------------------------------------------------------------------------------------------------------------------------


     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
---------------------------------------------------------------------------------------------------------------------------------


                           7      SOLE VOTING POWER
                                           None
---------------------------------------------------------------------------------------------------------------------------------

                           8      SHARED VOTING POWER
                                           221,840
   NUMBER OF SHARES      --------------------------------------------------------------------------------------------------------
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           None
                         --------------------------------------------------------------------------------------------------------
                           10      SHARED DISPOSITIVE POWER

                                           221,840
                         --------------------------------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            221,840

---------------------------------------------------------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]

---------------------------------------------------------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     4.79%
---------------------------------------------------------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                     PN
---------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D


----------------------------------------------------------------------------------------------------------------------------------
  CUSIP No.        0000345281                                                          Page    3    of   6   Pages
----------------------------------------------------------------------------------------------------------------------------------
     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Steven A. Cohen
----------------------------------------------------------------------------------------------------------------------------------


     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (A) [ ]
                                                                                                                       (B) [ ]
----------------------------------------------------------------------------------------------------------------------------------



     3      SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------

     4      SOURCE OF FUNDS*

                     PF
-----------------------------------------------------------------------------------------------------------------------------------

     5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)                        [ ]

-----------------------------------------------------------------------------------------------------------------------------------


     6      CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States of America
-----------------------------------------------------------------------------------------------------------------------------------


                           7      SOLE VOTING POWER
                                           334,800
                          ---------------------------------------------------------------------------------------------------------

                           8      SHARED VOTING POWER
                                           389,194
   NUMBER OF SHARES       ---------------------------------------------------------------------------------------------------------
  BENEFICIALLY OWNED
  BY EACH REPORTING        9      SOLE DISPOSITIVE POWER
     PERSON WITH                           334,800
                          ---------------------------------------------------------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

                                           389,194
                          ---------------------------------------------------------------------------------------------------------

    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     723,994
-----------------------------------------------------------------------------------------------------------------------------------

    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*                                         [ ]

-----------------------------------------------------------------------------------------------------------------------------------

    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     15.64%
-----------------------------------------------------------------------------------------------------------------------------------

    14      TYPE OF REPORTING PERSON*
                     IN
-----------------------------------------------------------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------------                                -------------------
  CUSIP No.        0000345281                                Page 4  of  6 Pages
-----------------------------                                -------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                S.A.C. Investments, L.P.


--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (A) [ ]
                                                                        (B) [ ]



--------------------------------------------------------------------------------
3      SEC USE ONLY



--------------------------------------------------------------------------------
4      SOURCE OF FUNDS*
                WC

--------------------------------------------------------------------------------
5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(E)                                       [ ]



--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware


--------------------------------------------------------------------------------
                      7      SOLE VOTING POWER
                                      None

--------------------------------------------------------------------------------
                      8      SHARED VOTING POWER
                                      167,354
   NUMBER OF SHARES
  BENEFICIALLY OWNED  ----------------------------------------------------------
  BY EACH REPORTING   9      SOLE DISPOSITIVE POWER
     PERSON WITH                      None
                      ----------------------------------------------------------
                     10      SHARED DISPOSITIVE POWER

                                      167,354

--------------------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     167,354

--------------------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 [ ]


--------------------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                     3.62%


--------------------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
                     PN


--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.  SECURITY AND ISSUER
         -------------------

         The Schedule 13D filed June 14, 1995, by S.A.C. Capital Management, L.P. ("Capital Management"), with respect to the Common Stock, $0.01 par value per share (the "Shares") of Andros Incorporated, a Delaware corporation (the "Company"), and amended June 28, 1995, July 31, 1995, October 3, 1995 and December 5, 1995 by Capital Management and Steven A. Cohen ("Mr. Cohen" ) and amended January 4, 1996, February 2, 1996, February 23, 1996, February 29, 1996, March 8, 1996 and March 14, 1996 by Capital Management, Mr. Cohen and S.A.C. Investments, L.P. ("Investments," and together with Capital Management and Mr. Cohen, the "Reporting Persons") is hereby amended as set forth below.

ITEM 2.       IDENTITY AND BACKGROUND
              -----------------------

         No amendment.

ITEM 3.       SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION
              -------------------------------------------------

         No amendment.

ITEM 4.       PURPOSE OF TRANSACTION
              ----------------------

         Except for the addition of the following information, Item 4 of the
Schedule 13D, as amended, is not otherwise amended. On March 18, 1996, Mr. Cohen initiated a demand on the Company to inspect the Company's stock records. Additionally, Mr. Cohen has retained counsel to represent the Reporting Persons at the settlement hearing of IRA FBO Daniel W. Krasner v. Andros Incorporated, et at., Civ. Action No. 14872 to be held in the Delaware Court of Chancery, and intends to enter an appearance in such action with respect to the proposed settlement and the underlying claims raised in that action, and intends (based upon the facts known to him) to object to the proposed settlement.

ITEM 5.       INTEREST IN SECURITIES OF THE ISSUER
              ------------------------------------

         (a) - (b)        No amendment.

         (c) No transactions in Shares were effected since March 14, 1996 by either the Reporting Persons or S.A.C.

         (d)     No amendment.

         (e)     Not applicable.


ITEM 6.       CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
              --------------------------------------------------------
              WITH RESPECT TO SECURITIES OF THE ISSUER
              ----------------------------------------

         No amendment.

ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS
              --------------------------------

         No exhibits are required to be filed.





                                                                          5 of 6

SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 19, 1996   /s/ STEVEN A. COHEN
                       ----------------------------------------------------
                       Steven A. Cohen

                       S.A.C. Capital Management L.P.

                       By:   S.A.C. Capital Management, LLC, Its General Partner

                             By:  /s/ STEVEN A. COHEN
                                  -------------------------------------
                                     Steven A. Cohen, Managing Member

                       S.A.C. Investments, L.P.

                       By:   S.A.C. Capital Management, LLC, Its General Partner

                             By:  /s/ STEVEN A. COHEN
                                  ------------------------------------
                                           Steven A. Cohen, Managing Member







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